EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On January 3, 2007, RAE Systems (Asia) Ltd., a fully owned subsidiary of RAE Systems Inc. (“RAE”) entered into an agreement to purchase intellectual properties of Tianjin Securay Technology Ltd., Co (“Securay”) for Renminbi 12 million (US $1.5 million). This transaction, together with purchase agreements entered in 2006, completed our purchase of Securay. Including transactions entered in 2006, total purchase price was US$2million cash (the “Transactions”).
The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of RAE and Securay. The unaudited pro forma condensed combined balance sheet as of December 31, 2006 (the “Pro Forma Balance Sheet”) was prepared by combining RAE’s consolidated balance sheet as of December 31, 2006 with Securay’s consolidated balance sheet as of December 31, 2006, with the assumption that the Transaction had occurred as of December 31, 2006.
The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006 (the “Pro Forma Statements of Operations”), have been prepared by combining RAE’s consolidated statement of operations for the year ended December 31, 2006 with Securay’s corresponding consolidated statement of operations for the year ended December 31, 2006. The Pro Forma Statement of Operations give effect to the Transaction as if it had occurred at the beginning of the year, or January 1, 2006. Neither the Pro Forma Statement of Operations nor the Pro Forma Balance Sheet reflects the anticipated cost savings or revenue enhancements in connection with the Transaction.
The Pro Forma Statement of Operations and the Pro Forma Balance Sheet are presented for illustrative purposes only. It is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had been consummated at the beginning of the period indicated, nor is such information indicative of the future operating results or financial position of RAE Systems Inc. after the acquisition.

RAE Systems Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2006

			Pro Forma		Pro Forma
	RAE	Securay	Adjustments	Note	Combined

Assets
Cash and cash equivalents	$18,119,000	$352,000	$(1,500,000)	A	$16,971,000
Short-term investments	3,248,000	—	—		3,248,000
Accounts receivable, net of allowance for doubtful accounts	16,966,000	2,000	—		16,968,000
Inventories, net	15,382,000	—	179,000	B	15,561,000
Other current assets	6,564,000	103,000	260,000	B, E	6,927,000
Property and equipment, net	15,120,000	164,000	124,000	B, F	15,408,000
Intangible assets, net	5,304,000	803,000	111,000	C	6,218,000
Goodwill	3,760,000	—	631,000	D	4,391,000
Acquisition in progress	820,000	—	(820,000)	B	—
Other long term assets	4,470,000				4,470,000

Total Assets	$89,753,000	$1,424,000	$(1,015,000)		$90,162,000

Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity

Accounts payable	$7,547,000	$—	$—		$7,547,000
Accrued liabilities	8,793,000	138,000	(138,000)	G	8,793,000
Other current liabilities	7,298,000	271,000	(271,000)	G	7,298,000
Long term liabilities	5,441,000	—	—		5,441,000

Total Liabilities	29,079,000	409,000	(409,000)		29,079,000

Minority Interest in Consolidated Entities	4,495,000	—	—		4,495,000

Shareholders’ Equity	56,179,000	1,015,000	(606,000)	H	56,588,000

Total Liabilities, Minority Interest in Consolidated Entities and Shareholders’ Equity	$89,753,000	$1,424,000	$(1,015,000)		$90,162,000

RAE Systems Inc.
Unaudited Pro Forma Condensed Combined Statement of Income for the Year Ended December 31, 2006

			Pro Forma		Pro Forma
	RAE	Securay	Adjustments	Note	Combined

Net Sales	$67,986,000	$368,000	$(48,000)	I	$68,306,000
Cost of Sales	32,251,000	422,000	(54,733)	I	32,618,267

Gross Profit	35,735,000	(54,000)	6,733		35,687,733

Operating Expenses:
Sales and marketing	19,277,000	—	126,000	J	19,403,000
Research and development	6,234,000	544,000	6,000	J	6,784,000
General and administrative	13,338,000	—	—		13,338,000

Total Operating Expenses	38,849,000	544,000	132,000		39,525,000

Loss from Operations	(3,114,000)	(598,000)	(125,267)		(3,837,267)
Other Income	571,000	(41,000)	—		530,000
Income tax benefit	965,000	—	—		965,000
Minority interest in loss of consolidated subsidiaries	49,000	—	—		49,000

Net Loss	$(1,529,000)	$(639,000)	$(125,267)		$(2,293,267)

Net loss per share
Basic Loss Earnings Per Common Share	$(0.03)				$(0.04)
Diluted Loss Earnings Per Common Share	$(0.03)				$(0.04)
Shares used in computing net loss per share
Basic	58,424,970				58,424,970
Diluted	58,424,970				58,424,970

Note To Unaudited Condensed Combined Pro Forma Financial Statements
The Company recorded the following pro forma adjustments to the Pro Forma Balance Sheet and Pro Forma Statement of Operations:
A — The total purchase price of the intangible assets was $1.5 million cash.
B — As of December 31, 2006, the Company purchased $467,000 of inventories and property and equipment from Securay. In addition to $353,000 of the original investment, a total $820,000 of investment in progress was recorded at December 31, 2006. The pro forma journal entry was recorded to reverse $820,000 of acquisition in progress and record assets in the respective categories in balance sheet.
C — To reflect fair value of intangible assets purchased. Intangible assets included the following:

		Weighted average
	Amount	useful life (year)
Customer list	741,000	7
Patents	32,000	5
Trade name	141,000	7

	914,000

D — Goodwill represents excess purchase price over fair value of assets purchased and liabilities assumed.
E — Represents elimination of intercompany receivables.
F — Represents elimination of building which was recorded in both RAE’s and Securay’s books.
G — RAE did not assume any liabilities in the Transactions. As a result, all Securay’s liabilities were reversed.
H — Represents elimination of Securay’s equity balance at December 31, 2006.
I — Represents elimination of intercompany sales.
J — Represents 12 months amortization of intangible assets.